EXHIBIT 10.1

July 29, 2009

Dr. Robin L. Smith
930 Fifth Avenue
Suite 8H
New York, NY  10021

Dear Robin:

This letter is being written to serve as an amendment to the employment agreement by and between you and NeoStem, Inc. (the “Company”) dated as of May 26, 2006 (as amended on each of January 26, 2007, September 27, 2007, January 9, 2008 and August 29, 2008) pursuant to which you serve as the Company’s Chairman of the Board and Chief Executive Officer (the “Agreement”).  Except as set forth herein, the Agreement shall remain unchanged.  Initially capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.

1.  Extension of Term.
The Term of the Agreement is hereby extended from December 31, 2010 to December 31, 2011.

2.  Cash Bonus.
You shall be paid a cash bonus on October 1st of each of 2009, 2010 and 2011.  For 2009, the bonus shall be payable subject to the Company’s consummation of its proposed merger with China Biopharmaceuticals Holdings, Inc. and shall be in the amount of $275,000 and for 2010 and 2011 such cash bonus shall be for comparable minimum amounts.

Very truly yours,

NeoStem, Inc.

By:
Name:	Richard Berman
Title:	Chair, Compensation Committee

Accepted and Agreed:

Robin Smith